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                                                                       EXHIBIT 8

                      OPINION OF WILLKIE FARR AND GALLAGHER

                    (Letterhead of Willkie Farr & Gallagher)

                                                       November 1, 2001

Ventas, Inc.
4360 Brownsboro Road
Suite 115
Louisville, Kentucky 40207-1642

Ladies and Gentlemen:

          We have acted as special tax counsel to Ventas Inc, a Delaware corporation (the "Company") that has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended beginning with the Company's taxable year 1999, in connection with Amendment No. 1 to its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on November 1, 2001, relating to the proposed public offering of up to 25,000,000 common stock, par value $0.25 per share, of the Company, issuable in connection with the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

          In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the Registration Statement and the certificate of the Company dated the date hereof addressed to us in connection with the issuance of our opinion.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be


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performed or satisfied in accordance with their terms. Moreover, we have assumed that (i) the Company, and (ii) Ventas Realty each have been and will continue to be operated in the manner described in the relevant articles of incorporation, partnership agreement or other organizational documents and in the Registration Statement. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

          We assume for the purposes of this opinion that the Company is a validly organized and duly incorporated under the laws of the State of Delaware, that Ventas Realty is duly organized and validly existing partnership under the laws of the state in which it is organized.

          Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion

          1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1999 and 2000 and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT in 2001; and

          2. The discussion in the Registration Statement, Paragraph 34, under the heading "What are the Federal Income Tax Consequences of Participating in the Plan?" to the extent that it describes matters of federal income tax law, is correct in all material respects. For purposes of this opinion, the term "Registration Statement" does not include the documents incorporated by reference in the Registration Statement.

          The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its share ownership. Willkie Farr & Gallagher has not reviewed the Company's compliance with these requirements for any taxable year after the date hereof and will not review the Company's compliance with such requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company and Ventas Realty, the sources of their income, the nature of their assets, the level of the Company's distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.


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          We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of the firm therein.

                                                      Very truly yours,



                                                      Willkie Farr & Gallagher


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                                                                       Exhibit A

                             SUBSIDIARY PARTNERSHIPS

                      1. Ventas Realty Limited Partnership